Exhibit 99.1

Sun Hydraulics to Report Earnings After Market Close on March 4, 2013

Company Announces Change to Segment Reporting

SARASOTA, FL—(Marketwire - February 22, 2013) - Sun Hydraulics Corporation (NASDAQ: SNHY) will announce its 2012 fourth quarter and year-end financial results after market close on Monday, March 4, 2013. The conference call with analysts will take place at 9:00 am ET on Tuesday, March 5, 2013. The conference call will be webcast and can be accessed via the Investor Relations section of the Company website (www.sunhydraulics.com), where dial in information is also posted.

In anticipation of the upcoming earnings announcement, the Company announces that it is making a change in its reportable operating segments. Historically, the Company had four operating and reportable segments, which were based on the geographic location of its subsidiaries. In 2012, the Company re-evaluated its operating and reportable segments, resulting in a change to a single reportable segment in manufacturing, marketing, selling and distributing its products worldwide. This change is being made because, increasingly, the Company is shipping products directly from the factory of origin to end-customers worldwide.

Management believes the discrete financial information of the Company’s individual foreign subsidiaries is no longer representative of the business level in those locations, and management no longer makes decisions or assesses performance based on this information. Management believes the investment community will have a better understanding, with less confusion, when reviewing the Company’s results as one operating segment. The additional information related to the region to which products are sold, as opposed to the region where the sale was recorded, is more aligned with managerial decision-making and will best inform all interested parties.

The individual subsidiaries comprising the Company operate predominantly in a single industry as manufacturers and distributors of hydraulic components. Given the similar nature of products offered for sale, the type of customers, the methods of distribution and how the Company is managed, the Company determined that it now has only one operating and reporting segment for both internal and external reporting purposes.

Prior period financial information included within the Company’s upcoming Form 10-K and earnings press release will be restated to reflect one segment. The geographic regions for which information will be presented include 1) the Americas, 2) Europe/Africa and the Middle East, and 3) Asia/Pacific. Reportable information will include sales, total assets and long-lived assets.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves, manifolds and integrated packages for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Richard Arter

investor@sunhydraulics.com